UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM 8-K
__________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

UAP Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-51035	11-3708834
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

__________________

7251 W. 4th Street
Greeley, Colorado 80634
(Address of principal executive offices) (Zip Code)
_______________________________

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01      Changes in Control of Registrant.

     As previously announced, on December 2, 2007, UAP Holding Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Agrium, Inc., a corporation governed by the Canada Business Corporations Act (“Agrium”), and Utah Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Agrium (“Merger Sub”), pursuant to which Agrium U.S. Inc., a Colorado corporation and an indirect wholly-owned subsidiary of Agrium (the “Offeror”) commenced a tender offer on December 10, 2007 (the “Offer”) to purchase all of the outstanding shares of common stock of the Company (the “Shares”) at a price of $39.00 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Offer Price”).

     The Offer expired at 12:00 midnight (New York City time) on May 2, 2008. Pursuant to the Agreement and the Offer, on May 5, 2008, Offeror paid for all Shares validly tendered and not withdrawn prior to the expiration of the Offer, which Shares represented approximately 93% of the outstanding Shares. The funds for the purchase of the Shares pursuant to the Offer came from the proceeds of an equity offering by Agrium together with borrowings under Agrium’s credit facility.

     The Agreement provides that, effective upon the payment by Offeror of any Shares pursuant to the Offer, Agrium is entitled to designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors (the “Board”) as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to such designation) multiplied by the percentage that the aggregate number of Shares beneficially owned by Agrium or its affiliates bears to the total number of Shares then outstanding. In accordance with the Agreement and at Agrium’s request, on May 5, 2008, the Board appointed four representatives designated by Agrium – namely, Richard L. Gearheard, Bruce G. Waterman, Andrew K. Mittag and Thomas E. Warner – as directors of the Board effective as of May 5, 2008. Information about the four directors designated for appointment by Agrium has been previously disclosed in the Information Statement contained in the Schedule 14D-9, which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 10, 2007 and is incorporated herein by reference. Also on May 5, 2008, L. Kenny Cordell, Scott L. Thompson, Carl J. Rickertsen, Michael E. Ducey, Steven Y. Gold and David R. Brick resigned from the Board. At the time of resignation, Mr. Thompson served on the Audit Committee of the Board, Mr. Ducey and Mr. Rickertsen served on the Compensation Committee of the Board, and Mr. Rickertsen served as the chairperson of, and Mr. Ducey and Mr. Gold served as members of, the Nominating and Corporate Governance Committee of the Board. Pursuant to the Agreement, two directors who were independent directors for purposes of the continued listing requirements of NASDAQ, Thomas R. Miklich and William H. Schumann III, remained on the Board at that time.

     As a result of Offeror controlling more than 50% of the Company’s voting power and its ability to appoint directors to the Board, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules. Therefore, the Company is exempt from the requirements of Rule 4350(c) of the NASDAQ Marketplace Rules with respect to the Board being comprised of a majority of “independent directors” as defined by the NASDAQ Marketplace Rules and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

     The foregoing description of the Agreement, as amended, is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on December 3, 2007.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     In accordance with the Agreement and at Agrium’s request, on May 5, 2008, the Board appointed four representatives designated by Offeror – namely, Richard L. Gearheard, Bruce G. Waterman, Andrew K. Mittag and Thomas E. Warner – as directors of the Board effective as of May 5, 2008. Information about the 4 directors designated for appointment by Agrium has been previously disclosed in the Information Statement contained in the Schedule 14D-9, which was filed by the Company with the SEC on December 10, 2007 and is incorporated herein by reference. Also on May 5, 2008, L. Kenny Cordell, Scott L. Thompson, Carl J. Rickertsen, Michael E. Ducey, Steven Y. Gold and David R. Brick resigned from the Board. At the time of resignation, Mr. Thompson served on the Audit Committee of the Board, Mr. Ducey and Mr. Rickertsen served on the Compensation Committee of the Board, and Mr. Rickertsen served as the chairperson of, and Mr. Ducey and Mr. Gold served as members of, the

Nominating and Corporate Governance Committee of the Board. Pursuant to the Agreement, two directors who were independent directors for purposes of the continued listing requirements of NASDAQ, Thomas R. Miklich and William H. Schumann III, remained on the Board at that time.

     The foregoing description of the Agreement, as amended, is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by Respironics on December 3, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2007

UAP Holding Corp.

By:	/s/ Todd A. Suko

Todd A. Suko
Vice President, General Counsel and Secretary